Exhibit 4.12(a)

Execution Version

To:    Nordea Bank Finland plc, New York
1211 Avenue of the Americas, 23rd Floor
New York, New York 10036

Attention: Henning Lyche Christiansen

Facsimile: +212-421-4420

August 9, 2016
Dear Sirs:
We refer to a Loan Agreement dated as of May 3, 2011 (as amended by a First Amendatory Agreement dated as of June 27, 2011, a Letter Agreement dated September 22, 2011, a Second Amendatory Agreement dated as of December 22, 2011 and a Letter Agreement dated July 20, 2012, and as the same may be further amended or supplemented from time to time, the “Loan Agreement”) among (i) Scorpio Tankers Inc. as borrower (the “Borrower”), (ii) the companies party thereto from time to time as joint and several guarantors (collectively, the “Guarantors”), (iii) the banks and financial institutions listed therein as lenders (the “Lenders”), (iv) the banks and financial institutions listed therein as swap banks (the “Swap Banks”), (v) Nordea Bank Finland plc, New York Branch as agent (the “Agent”), (vi) Nordea Bank Finland plc as security trustee (the “Security Trustee”), and (vii) Nordea Bank Finland plc, New York Branch, DNB Bank ASA and ABN AMRO Bank N.V. as lead arrangers (the “Lead Arrangers”), upon the terms and subject to the conditions of which the Lenders have made available to the Borrower a term loan facility of up to (originally) US$150,000,000. Words and expressions defined in the Loan Agreement shall have the same meaning when used in this letter agreement (the “Letter Agreement”) except as expressly provided in this Letter Agreement.
We request that, by countersigning this Letter Agreement, you confirm your agreement to the following amendments to the Loan Agreement pursuant to Clause 28 of the Loan Agreement:

i.	Amendments to the Loan Agreement.
Subject to the fulfilment of the conditions to effectiveness stated in Clause 2 below, the parties agree to amend the Loan Agreement as follows:

i.	The following definitions are added to Clause 1.1 in alphabetical order:
““Bail-In Action” means the exercise of any Write-down and Conversion Powers;”
““Bail-In Legislation” means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credits institutions and investments firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;”
““EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

““EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;”
““Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;”
““Write-down and Conversion Powers” means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;”

ii.	Clause 12.3 of the Loan Agreement is hereby amended and restated to read as follows:

“12.3	Minimum tangible net worth. The Borrower shall maintain a Consolidated Tangible Net Worth of not less than $1,000,000,000 plus:

i.	25% of the Borrower’s cumulative, positive consolidated net income for each fiscal quarter commencing on or after January 1, 2016; and

ii.	50% of the value of the Equity Proceeds realized from any issuance of Equity Interests in the Borrower occurring on or after January 1, 2016.”

iii.	Clause 12.5 of the Loan Agreement is hereby amended and restated to read as follows:

“12.5
Free liquidity. The Borrower shall maintain Consolidated Liquidity, including all amounts on deposit with any Lead Arranger, in an amount equal to the greater of (a) $25,000,000 and (b) the sum of (i) the product of $500,000 multiplied by the number of vessels owned by the Borrower or by a subsidiary of the Borrower at such time and (ii) the product of $250,000 multiplied by the number of vessels time chartered in by the Borrower or a subsidiary of the Borrower at such time, provided that the Free Liquidity shall at all times consist of cash.”

(d)    A new Clause 30.5 is hereby added to read as follows:
“30.5    Contractual Recognition of Bail-In. Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties, each party acknowledges and accepts that any liability of any party to any other party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability."
2.    Conditions to effectiveness.

It is a condition precedent to the effectiveness of this Letter Agreement that the Agent receives a non-refundable amendment fee of $25,000 per Lender consenting to the outlined amendments which shall be payable to the Agent for further distribution among the consenting Lenders.
3.    Guarantors’ confirmation.
Each Guarantor, by its signature of this Letter Agreement, confirms its consent to the amendments to the Loan Agreement set out herein and confirms that the guarantee in Clause 16 of the Loan Agreement remains in full force and effect.
4.    No other amendments.
Other than as set forth in this Letter Agreement, the provisions of the Loan Agreement shall remain unchanged and in full force and effect.
5.    Representations and Warranties
Each of the Borrower and the Guarantors certifies that:

(a)	there is no proceeding for the dissolution or liquidation of such party;

(b)
the representations and warranties contained in the Loan Agreement, as amended hereby, are true and correct as though made on and as of the date hereof, except for (A) representations or warranties which expressly relate to an earlier date in which case such representations and warranties shall be true and correct, in all material respects, as of such earlier date or (B) representations or warranties which are no longer true as a result of a transaction expressly permitted by the Loan Agreement;

(c)
there is no material misstatement of fact in any information provided by each of the Borrower and the Guarantors to the Agent or the Lenders or the Swap Banks since June 30, 2016, and such information did not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(d)	there is no event occurring and continuing, or resulting from this Second Amendatory Agreement, that constitutes a Potential Event of Default or an Event of Default; and

(e)	there have been no amendments to the constitutional documents of any Security Party since the date such documents were delivered previously to the Agent.
6.    Finance Document
It is acknowledged and agreed that this Letter Agreement shall constitute a Finance Document for purposes of the Loan Agreement.
7.    Governing law and jurisdiction
The provisions of Clause 32 (Law and Jurisdiction) of the Loan Agreement shall apply to this Letter Agreement as if set out in full but so that references to “this Agreement” are amended to read “this Letter”. All remaining provisions of the Loan Agreement and the Finance Documents shall remain in full force and effect.
8.    Execution in counterparts.

This Letter Agreement may be executed in counterparts.
[Signature pages follow on next page]

Sincerely,

SCORPIO TANKERS INC. as Borrower By: _/s/ Brian M. Lee_____________________ Name: Brian M. Lee Title: Chief Financial Officer

Accepted and agreed this _9____day of ___August______ 2016 by:

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Agent on behalf of the Majority Lenders, and as Agent and Security Trustee in their own rights

By: __/s/ Martin Lunder_____________________
Name: Martin Lunder
Title: Senior Vice President

By: _/s/ Lynn Sauro_________________________ Name: Lynn Sauro Title: First Vice President

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Letter Agreement and agree in all respects to the same and confirm that the guarantee in Clause 16 of the Loan Agreement shall remain in full force and effect and shall continue to stand as security for the Guaranteed Obligations stated therein.

STI ONYX SHIPPING COMPANY LIMITED
STI SAPPHIRE SHIPPING COMPANY LIMITED
STI EMERALD SHIPPING COMPANY LIMITED
STI BERYL SHIPPING COMPANY LIMITED
STI LE ROCHER SHIPPING COMPANY LIMITED
STI LARVOTTO SHIPPING COMPANY LIMITED
STI DUCHESSA SHIPPING COMPANY LIMITED
as Guarantors

By: __/s/ Brian M. Lee_____________________
Name: Brian M. Lee
Title: Secretary